AMENDMENT TO EMPLOYMENT AGREEMENT, NAULA

This Amendment to the Employment Agreement dated as of the 26th day of September, 1994 (the "Employment Agreement"), by and between Ryan, Beck & Co., Inc. (the "Company") and Matthew R. Naula (the "Executive") is hereby made as of this 14th day of December, 1995.

WHEREAS, the parties hereto desire to amend the Employment Agreement upon the following terms and conditions:

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby and in consideration of the mutual covenants herein contained, the Employment Agreement is hereby amended as follows:

1. Section 4(b) shall be deleted in its entirety and in lieu thereof the following shall be substituted:

 (b) The Company shall also pay to the Executive's designated beneficiary or estate a cash bonus reflecting Executive's performance for the partial calendar year in which his death occurs if, but only if, a bonus or bonuses are declared for the salaried officer/directors of the Company for such calendar year in an amount equal to the greater of
(x) $150,000 multiplied by a fraction, the numerator of which is the number of days of the calendar year in which Executive was actively employed and the denominator of which is 365 and (y) the dollar amount of the Company's Executive Bonus Pool (as hereinafter defined) for such calendar year, multiplied first by that percentage of the prior year's Executive Bonus Pool actually paid to the Executive and then by a fraction, the numerator of which is the number of days of the calendar year in which Executive was actively employed and the denominator of which is 365; in each case subtracting from the product so calculated any cash bonus or bonuses previously paid to Executive relating to (not necessarily paid during) such calendar year. Such bonus, if any, shall be payable at such time as the Company next pays bonuses generally to other executives. For the purposes of this Section 4(b) "Executive Bonus Pool" shall mean the aggregate dollar amount of the bonuses, if any, paid to the Company's five (5) most highly compensated executive officers relating to a calendar year.

2. Section 5(d) shall be deleted in its entirety and in lieu thereof the following shall be substituted:

(d) For any calendar year during which (i) the Executive is disabled as of December 31, or (ii) the Executive was disabled during part of the year but has returned to active status as of December 31, or (iii) the Executive's employment is terminated by reason of disability under this paragraph, the Company shall pay the Executive a bonus if, but only if, a bonus is declared for the salaried officer/directors of the Company for such calendar year, in an amount calculated as set forth in 4(b) above. Such bonus, if any, shall be payable at such time as the Company next pays bonuses generally to other executives.

3. Following Section 6(d), Section 6(e) shall be added as set forth below:

 (e).      Change in Control

 (i) If, after a "Change of Control" (as hereinafter defined) of the Company, either (A) the Company shall terminate the employment of the Executive during the period of employment under this Agreement for any reason other than cause, as defined herein, or cause a reduction in the Executive's responsibilities or authority or compensation or other benefits provided under this Agreement without the written consent of the Executive, or (B) the Executive shall voluntarily resign upon written notice to the Company, then (notwithstanding anything contained in Section 6(a) hereof to the contrary) the Company shall pay to the Executive a sum equal to the Executive's then annual salary times the number of years, pro rated for any partial year, remaining in the term of this Agreement. Such payment shall be paid in a lump sum within thirty (30) days after such termination, reduction or resignation.

(ii) In the event of such termination or resignation upon a "Change of Control", the Executive and his spouse shall be entitled to the continuation of health related benefits (including life and disability insurance) in an amount equal to at least the amount of such benefits provided to the Executive on the date of a Change of Control. Unless otherwise terminated pursuant to this Section 6(e)(ii), such continuation of benefits shall continue until the death of the Executive and his spouse notwithstanding the termination of this Agreement. However, such benefits shall terminate (i) as to the Executive and his spouse upon the occurrence of Executive's employment by another company or other business organization (not including self employment) which actually provides, at such other Company's expense, comparable medical benefits for which the Executive is eligible ("Employment With Comparable Benefits") or (ii) as to his spouse only, upon the occurrence of his spouse's Employment With Comparable Benefits or remarriage. Provided, however, that in order to obtain the continuation of benefits described in this Section 6(e)(ii), the Executive or his spouse, as the case may be, shall pay to the Company an amount equal to the amount that the Company would otherwise have been required to pay on behalf of the Executive and/or his spouse with respect to such health benefits if the Executive were then employed by the Company.

 (iii) In the event that payments under this Section 6(e) are determined to constitute "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, the Executive shall have the right, but not the obligation, to require the Company to reduce the amount payable pursuant to this Section 6(e) to the maximum amount which may be paid to Executive without such payments constituting "excess parachute payments."

 (iv) For the purposes of this Agreement a "Change of Control" shall be deemed to have taken place if: (A) any Person (as hereinafter defined) except a Related Party (as hereinafter defined) shall become the record or beneficial owner in the aggregate of 20% or more of the Common Stock of the Company then outstanding (whether or not such acquisition is approved by the Company's Board of Directors) and individuals who constituted the Board of Directors of the Company prior to such Person becoming the record or beneficial owner of 20% or more of the Company's Common Stock (the "Existing Directors") cease to constitute a majority of the Board for any reason including, but not limited to, the nomination or election of individuals to the Board with the affirmative vote of a majority of the Existing Directors who were members of the Board at the time of such nomination or election; or (B) any Person, except a Related Party, makes a proxy solicitation in connection with the election of directors of the Company and if any of the Executive and Fenwick H. Garvey, Ben A. Plotkin, Bruce M. Chodash and Allen S. Greene stand for reelection to the Board and each of them so standing for reelection is not reelected by the Company's shareholders; or (C) following an unsolicited public tender offer for all or substantially all of the Company's outstanding common stock all, or substantially all, of the assets of the Company are sold and, following such sale, the Executive is not employed by the purchaser thereof on substantially the terms contained in this Agreement.

Person means any individual, firm, corporation, partnership, syndicate, other entity or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), together with all Affiliates and Associates (each as defined in Rule 12b-2 under the Exchange Act) of such Person.

Related Party means the Executive, or any Affiliate or Associate of the Executive, and any employee benefit plan of the Company and any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such employee benefit plan.

Notwithstanding anything contained herein to the contrary, expiration, renewal, non-renewal, amendments, substitutions or termination of that certain Amended and Restated Stock Pooling Agreement, dated March 15, 1994, by and between Fenwick H. Garvey, Bruce M. Chodash and the Executive shall not be deemed to be an acquisition of securities of the Company for purposes of clause (A) of this subsection.

(v) Notwithstanding anything contained herein to the contrary, the right of the Executive to receive any payment or other benefit under this subsection shall be conditioned upon the execution by the Executive of a Notice of Resignation from any position(s) he holds with the Company, a confidentiality agreement and a mutual release with the Company (concerning its subsidiaries and affiliates, and its present and former officers, directors and employees) in the form attached hereto with blanks appropriately completed.

4. Any capitalized terms not otherwise defined herein shall have the same meaning as is ascribed to such term in the Employment Agreement.

5. Except as otherwise provided herein, all the terms and conditions of the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

ATTEST:                           RYAN, BECK & CO., INC.

[Corporate Seal]

By:
Name:
Title:

WITNESS:                          EXECUTIVE:Matthew R. Naula